Exhibit 99.2

FOR IMMEDIATE RELEASE

SFX ACQUIRES MANAGEMENT AND CREATIVE AGENCIES, EXPANDING WAYS FOR ARTISTS AND FANS TO CONNECT

Addition of TMWRK, The Meta Agency and Learned Evolution expands FX1, creates powerful marketing solutions for DJ’s, artists and brand partners

NEW YORK — (April 7, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE), the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, today announced acquisitions that will markedly change how artists and fans connect.

The game-changing acquisitions of these cutting-edge management and creative agencies will enhance and expand the activities of FX-1, SFX’s in-house marketing solutions platform for artists and brand partners.

The acquisitions today of TMWRK Management, The Meta Agency and Learned Evolution will provide additional ways for all players in the explosive EMC field to create unique and individual methods to connect to the fans of EMC.  With the previously completed acquisitions of companies like FameHouse, Arc90, and PayLogic, fans, artists and supporters of EMC now have one central place to create personalized programs to connect everyone on the planet who is interested in EMC.

Robert FX Sillerman, Chairman and CEO of SFX Entertainment, commented, “FX-1 represents our vision to bring a full-service solution to our creative partners and our fans.   EMC is the highly personal language of the millennial generation. By bringing together these talented people and their capabilities, SFX can now help artists, producers, labels and companies connect in the most authentic and helpful way. TMWRK adds career development expertise for those desiring that assistance. The Meta Agency and Learned Evolution give us an extraordinary level of creative design talent to support any development effort imaginable.”

TMWRK is one of the leading management and DJ-, producer- and artist-representation companies in electronic music.  TMWRK is renowned as a leader in creative artist marketing, representing major talent such as Diplo, A-Trak, Dillon Francis, Flosstradamus, Claude VonStroke and recently Grammy-nominated Producer of the Year Ariel Rechtshaid, as well as many others.  It has developed many leading marketing partnerships, including Diplo’s partnership with Blackberry and A-Trak’s with Adidas.

TMWRK, which has offices in New York and Los Angeles, was formed in 2011 when founders Kevin Kusatsu and Andrew McInnes merged their management companies.  The two had met years earlier, while working at Sony Music.

The Meta Agency manages visual, experiential and interactive artists who design for events, brand activations and permanent installations.  Founded in 2010, it has 16 leading interactive design, technology, visual arts, motion graphics and video companies in its portfolio. The acquisition gives SFX close ties to leading creative communities globally, which drives experiential design as well as next generation technological solutions in an increasingly digital and social world.

Learned Evolution is a digital branding and marketing agency that specializes in multidisciplinary design, social media marketing and technology-driven experiences.   Founded in 2006, it developed the marketing and communications platform for Brooklyn Bowl and many others, and owns the #FEED franchise, a partnership with Twitter, which launched at SXSW in 2012.

The Meta Agency and Learned Evolution were both founded by Justin Bolognino, a leading brand strategist, who also serves as creative director.

Justin Bolognino commented, “The opportunity to partner with SFX allows us an unprecedented opportunity to give our artists the broadest exposure to the fastest growing creative, technological and experiential platform of electronic music. We see the opportunities to bring leading experiential solutions to life with SFX’s deep bench of marketing partners and we hope to make our artists as famous as the DJ/ Producers that grace the SFX stages around the globe.”

Andrew McInnes, CEO of TMWRK, added, “Partnering with SFX gives us more opportunities to help our artists grow in multiple ways. Kevin and I put our artists first.  Our focus will continue to be on the music they make and provide an environment for their careers to grow in whichever creative path they choose to endeavor into. With this partnership and the universal commitment of everyone at SFX to maintain our artist-first commitment, this is a major opportunity for TMWRK and our artists.”

Previous acquisitions which are part of the FX—1 platform include FameHouse, a leading digital marketing agency specializing in the music and entertainment industry; Arc90, a product design and development agency; and two leading and innovative ticketing companies, PayLogic, which has sold more than 20 million tickets to fans from more than 150 countries for events in more than 20 countries, and Flavorus, which has more than 5,000 partners and is the go-to ticketing solution for EMC events.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and has agreements to acquire React Presents.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri

212 981 5182

edmund_tagliaferri@dkcnews.com

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